CORTEVA agriscience

News Release 1Q 2021

Corteva Reports Strong Results for First Quarter 2021 – Increases Net Sales Guidance

WILMINGTON, Del., May 4, 2021 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the three months ended March 31, 2021.

1Q 2021 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. 1Q 2020	$4.18B +6%	$613M +118%	$0.81 +125%
	Organic[1] Sales	Operating EBITDA[1]	Operating EPS[1]
NON-GAAP vs. 1Q 2020	$4.20B +6%	$904M +14%	$0.79 +34%

First Quarter 2021 Highlights

- Ongoing penetration of new products, coupled with favorable overall market fundamentals, drove volume and price gains globally. First quarter 2021 net sales and organic[1] sales both increased 6% versus prior year. Gains were reported in most regions, led by double-digit growth in Latin America.

- Sales of new and differentiated products drove volume and price gains in Crop Protection. Net sales and organic[1] sales both grew 12%, with double-digit net sales increases in every region. New product sales in Crop Protection increased more than $120 million compared to prior year.

- Seed net sales rose 2% and organic[1] sales grew 3% year over year, driven by continued new product penetration and local price gains which more than offset the impact of seasonal timing of seed deliveries in North America[2].

- GAAP income and earnings per share (EPS) from continuing operations were $613 million and $0.81 per share for the first quarter 2021, respectively.

- Strong price execution and volume gains, which collectively more than offset cost headwinds, drove an Operating EBITDA[1] increase of 14% to $904 million versus the same quarter last year.

- The Company experienced market-driven cost headwinds in the quarter, including cost increases in freight and logistics, as well as raw materials. These headwinds were partially offset by the Company's ongoing execution on its productivity programs.

- SG&A expense as a percentage of sales improved approximately 160 basis points.

- Management increased full year 2021 net sales guidance[3] to a range of $14.6 to $14.8 billion – and affirmed full year 2021 Operating EBITDA[1] guidance in the range of $2.4 billion to $2.5 billion.

($ in millions, except where noted)	1Q 2021	1Q 2020	% Change	% Organic[1] Change
Net Sales	$4,178	$3,956	6%	6%
North America	$1,743	$1,765	(1)%	(2)%
EMEA[2]	$1,602	$1,467	9%	6%
Latin America	$518	$434	19%	38%
Asia Pacific	$315	$290	9%	9%

1. Organic Sales, Operating EPS and Operating EBITDA are non-GAAP measures. See page A-5 for further discussion. 2. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 3. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort.

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News Release 1Q 2021 2 “Building on the momentum from the finish in 2020, the first quarter 2021 results reflect continued strong execution from our global teams. Corteva delivered increased sales across both Seed and Crop Protection, substantial Operating EBITDA1 growth and margin expansion. This performance demonstrates demand for the innovative and differentiated technology that we bring to the market and the ongoing cost and productivity performance, while also managing externally driven cost headwinds. The first quarter results further demonstrate our commitment to delivering value for our shareholders, which is reflected in the return of approximately $450 million in the first quarter via share repurchases and dividends. We expect to complete the majority of our $1 billion authorized share repurchase program by the end of the first half of 2021. We are encouraged by a strengthening agriculture outlook, while maintaining agility given market volatility from the variations in the pace and path of recovery across global economies, including rising input costs. We are closely monitoring these factors and remain focused on driving revenue growth while continuing to deliver on our productivity and margin expansion commitments through the remainder of the year.” Jim Collins Chief Executive Officer Company Update Accelerating Capital Return to Shareholders The Company returned approximately $450 million to shareholders in the form of dividends and repurchases during the first quarter. Corteva remains on an accelerated pace to complete its authorized share repurchase program in 2021, with the majority expected to be completed in the first half. Strengthening Position in High-Value Biologicals Market Sector The Company took actions in the first quarter to strengthen its access and position in the high-margin biologicals market sector – and announced three new collaboration agreements during the period. Through this expanded technology access, the Company aims to further accelerate Corteva’s pace of innovation and existing leadership position in this high-value sector to meet the increasing market demand for naturally derived products. Taken together with its diverse and balanced portfolio of new and differentiated Crop Protection technologies – such as supply-constrained naturally derived Qalcova™ and Jemvelva™ insecticides, as well as Inatreq™ fungicide – these agreements are expected to provide a complementary portfolio of sustainable solutions to help farmers address pressing crop protection challenges. Driving Sustainability Commitments In connection with its 10-year sustainability targets introduced in 2020, recently, the Company introduced a Carbon and Ecosystem Services portfolio, focused on improving the carbon sequestration process and creating additional solutions to help farmers increase profitability while enabling climate resilience.

News Release 1Q 2021

Crop Protection Summary

Crop Protection net sales were $1.7 billion in the first quarter of 2021, up 12% from $1.5 billion in the first quarter of 2020. Gains were driven by 6% increases in both volume and price and a 1% favorable impact from currency, partially offset by a 1% impact from portfolio.

Volume gains were driven by strong demand for new products globally, including Arylex™, Enlist™ and Rinskor™ herbicides and Isoclast™ and Pyraxalt™ insecticides. These volume gains were partially offset by an approximate $70 million impact from our decision to phase out select low-margin, generic products.

Local price rose due to increases in Latin America, coupled with favorable product mix globally and strategic price increases in North America. Favorable currency impacts primarily from the Euro more than offset unfavorable impacts from the Brazilian Real. The portfolio impact was driven by prior-year divestitures in Asia Pacific.

Segment operating EBITDA was $321 million in the first quarter of 2021, up 35% from $238 million in the first quarter of 2020. Price and volume gains and ongoing cost and productivity actions more than offset higher input costs, including raw materials costs. Segment operating EBITDA margin improved by more than 300 basis points versus prior-year.

($ in millions, except where noted)	1Q 2021	1Q 2020	% Change	% Organic[1] Change
North America	$533	$475	12%	11%
EMEA	$655	$586	12%	7%
Latin America	$244	$218	12%	28%
Asia Pacific	$254	$222	14%	14%
Total 1Q Crop Protection Net Sales	$1,686	$1,501	12%	12%

Seed Summary

Seed net sales were up 2% compared with the first quarter of 2020. Gains were driven by a 2% increase in local price and a 1% increase in volume, partially offset by a 1% impact from currency.

Pricing gains were driven by strong adoption of new Seed technology, including price execution in EMEA and Latin America, with corn price up 2% globally. Volume growth was driven by record corn and sunflower volume in EMEA due to a shift in customer demand on local supply concerns and an early start to the spring, coupled with strong Safrinha sales in Brazil and early demand in other parts of Latin America. Gains were partially offset by the impact of seasonal timing of deliveries in North America. Unfavorable currency impacts, led by the Brazilian Real, were partially offset by favorable impacts from the Euro.

Segment operating EBITDA was $617 million in the first quarter of 2021, up 6% from $581 million in the first quarter of 2020. Price execution, lower SG&A and ongoing cost and productivity actions more than offset higher input costs from unfavorable yields on European corn, higher freight costs and the unfavorable impact of currency. Segment operating EBITDA margin improved by more than 100 basis points versus the prior-year period.

($ in millions, except where noted)	1Q 2021	1Q 2020	% Change	% Organic[1] Change
North America	$1,210	$1,290	(6)%	(7)%
EMEA	$947	$881	7%	5%
Latin America	$274	$216	27%	48%
Asia Pacific	$61	$68	(10)%	(7)%
Total 1Q Seed Net Sales	$2,492	$2,455	2%	3%

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News Release 1Q 2021 4 Outlook The Company increased its previously provided net sales guidance3 for the full year 2021 and now expects net sales in the range of $14.6 to $14.8 billion, which at the mid-point represents expected net sales growth of 3-4% for the year and organic sales growth of 3% for the year. Corteva affirmed its previously provided earnings guidance. Operating EBITDA is expected to be in the range of $2.4 billion to $2.5 billion and operating EPS range is expected to be between $1.85 and $1.95 per share. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort. First Quarter Conference Call The Company will host a live webcast of its first quarter earnings conference call with investors to discuss its results and outlook tomorrow, May 5, 2021, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Corteva, Inc. (NYSE: CTVA) is a publicly traded, global pure-play agriculture company that provides farmers around the world with the most complete portfolio in the industry – including a balanced and diverse mix of seed, crop protection and digital solutions focused on maximizing productivity to enhance yield and profitability. With some of the most recognized brands in agriculture and an industry-leading product and technology pipeline well positioned to drive growth, the Company is committed to working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. Corteva became an independent public company on June 1, 2019 and was previously the Agriculture Division of DowDuPont. More information can be found at www.corteva.com. Follow Corteva on Facebook, Instagram, LinkedIn, Twitter and YouTube. Cautionary Statement About Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “guidance”, “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures, and financial results, as well as expected benefits from, the separation of Corteva from DowDuPont, are forward looking statements. Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward- looking statements also involve risks and uncertainties, many of which are beyond Corteva’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva’s business, results of operations and financial condition. Some of the important factors that could cause Corteva’s actual results to differ materially from those projected in any such forward-looking statements include: i) failure to obtain or maintain the necessary regulatory approvals for some Corteva’s products; (ii) failure to successfully develop and commercialize Corteva’s pipeline; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva’s biotechnology and other agricultural products; (iv) effect of changes in agricultural and related policies of governments and international organizations; (v) effect of competition and consolidation in Corteva’s industry; (vi) effect of competition from manufacturers of generic products; (vii) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (viii) effect of climate change and unpredictable seasonal and weather factors; (ix) risks related to oil and commodity markets; (x) competitor’s establishment of an intermediary platform for distribution of Corteva’s products; (xi) impact of Corteva’s dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xii) effect of industrial espionage and other disruptions to Corteva’s supply chain, information technology or network systems; (xiii) effect of volatility in Corteva’s input costs; (xiv) failure to realize the anticipated benefits of the internal reorganizations taken by DowDuPont in connection with the spin-off of Corteva and other cost savings initiatives; (xv) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xvi) failure of Corteva’s customers to pay their debts to Corteva, including customer financing programs; (xvii) increases in pension and other post-employment benefit plan funding obligations; (xviii) risks related to the indemnification obligations of legacy EID liabilities in connection with the separation of Corteva; (xix) effect of compliance with laws and requirements and adverse judgments on litigation; (xx) risks related to Corteva’s global operations; (xxi) failure to effectively manage acquisitions, divestitures, alliances and other portfolio actions; failure to enforce; (xxii) risks related to COVID-19; (xxiii) risks related to activist stockholders; (xxiv) Corteva’s intellectual property rights or defend against intellectual property claims asserted by others; (xxv) effect of counterfeit products; (xxvi) Corteva’s dependence on intellectual property cross-license agreements; and (xxvii) other risks related to the Separation from DowDuPont. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward- looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements or other estimates is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K.

News Release 1Q 2021 5 Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, operating earnings per share, and base tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide additional, useful information to investors as they provide insight with respect to ongoing operating results of the Company and a useful comparison of year over year results. These non- GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non- GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-5 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to their most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as Significant Items, without unreasonable effort. For Significant items reported in the periods presented, refer to page A-8 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the noncash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® Roundup Ready 2 Xtend® herbicide tolerance traits. During the five-year ramp-up period of Enlist E3TM, Corteva is expected to significantly reduce the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform after the completion of the ramp-up. Additionally, on February 1, 2021, Corteva approved restructuring actions designed to right-size and optimize footprint and organizational structure according to the business needs in each region with the focus on driving continued cost improvement and productivity. Corteva expects to record total pre-tax restructuring and asset-related charges of approximately $130 million to $170 million. The restructuring actions associated with this charge are expected to be substantially complete in 2021. Organic sales is defined as price and volume and excludes currency and portfolio impacts. Operating EBITDA is defined as earnings (i.e., income from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits, net, foreign exchange gains (losses) net, and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items (including goodwill impairment charges). Non-operating benefits, net consists of non-operating pension and other post-employment benefit (OPEB) credits, tax indemnification adjustments, environmental remediation and legal costs associated with legacy businesses and sites of Historical DuPont. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating earnings per share are defined as “Earnings per common share from continuing operations - diluted” excluding the after-tax impact of significant items (including goodwill impairment charges), the after tax impact of non-operating benefits, net, the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont, and the after-tax impact of net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the net gain (loss) from the changes in fair value of the non-qualified foreign currency derivative contracts will be reported in relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility. Base tax rate is defined as the effective tax rate excluding the impacts of foreign exchange gains (losses) net, non-operating benefits, net, amortization of intangibles as of the Separation from DowDuPont, and significant items (including goodwill impairment charges). ® TM Corteva Agriscience and its affiliated companies. 05/04/21 Media Contact Gregg M. Schmidt +1 302-485-3260 gregg.m.schmidt@corteva.com Investor Contact Jeff Rudolph +1 302-485-3704 jeff.rudolph@corteva.com investors.corteva.com